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                                                                      EXHIBIT 11


                       COMPUTATION OF PER SHARE EARNINGS




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
                              Quarter Ended                 Nine Months Ended
                               September 30,                  September 30,
                        ----------------------------   -------------------------
                           1995             1994         1995           1994
                           ----             ----         ----           ----

Net Income ($000)          $129,746         $21,733      $367,904        $55,191


Weighted Average Common
  Shares Outstanding     70,199,410      69,966,470     70,104,025    69,935,114


Earnings Per Share            $1.85           $0.31          $5.25         $0.79


Weighted Average Common
  Shares Outstanding
  Including Common Stock
  Equivalents - Primary
  Basis                  70,968,515      70,392,353     70,702,533    70,287,937


Primary Earnings Per Share    $1.83           $0.31          $5.20         $0.79


Weighted Average Common
  Shares Outstanding
  Including Common Stock
  Equivalents - Fully
  Diluted Basis          70,985,037      70,416,339     70,889,652    70,384,983


Fully Diluted Earnings
  Per Share                   $1.83           $0.31          $5.19         $0.78

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